FORM 10-K

Exhibit 21.01

Subsidiary Name	Jurisdiction of Incorporation or Organization
Silicon Image International LLC	Delaware
HDMI Licensing, LLC	Delaware
Simplay Labs, LLC	Delaware
MHL, LLC	Delaware
SPMT, LLC	Delaware
WiSA, LLC	Delaware
DVDO, Inc.	Delaware
SiBEAM, Inc.	Delaware
WirelessHD, LLC	Delaware
Silicon Image Cayman Islands Limited	Cayman Islands
Silicon Image Electronics Technology (Shanghai) Co., Ltd.	China
Silicon Image Japan KK	Japan
Silicon Image India Research and Development Private Ltd.	India
Silicon Image UK Limited	United Kingdom
Silicon Image International B.V.	The Netherlands
Silicon Image Cooperatie U.A.	The Netherlands
Silicon Image GmbH	Germany**

**	Substantially liquidated in 2010